Exhibit 99.1

N  E  W  S    R  E  L  E  A  S  E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2015 THIRD QUARTER RESULTS

•	GAAP Earnings of $80 Million, $0.57 Per Share
•	Non-GAAP Earnings Per Share Increased 20 Percent to $1.00
•	Non-GAAP Net Income Increased 17 Percent to $141 Million
•	Comparable-Store Sales Increased 8.7 Percent
•	Gross Margin Rate Improved 60 Basis Points
•	SG&A Rate Improved 80 Basis Points

NEW YORK, NY, November 20, 2015 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended October 31, 2015.

Third Quarter Results

Net income for the Company’s third quarter ended October 31, 2015 was $80 million, or $0.57 per share. This result included a $100 million pre-tax litigation charge that relates to the previously disclosed trial court decision in a lawsuit involving the Company’s conversion of its pension plan in 1996, a decision which is currently being appealed. Excluding this charge, which reduced after-tax earnings by 43 cents per share, non-GAAP earnings were $1.00 per share, a 20 percent increase over the 83 cents per share the Company earned in the same period last year on a comparable basis.

Third quarter comparable-store sales increased 8.7 percent. Total sales increased 3.6 percent, to $1,794 million this year, compared with sales of $1,731 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the third quarter increased 8.9 percent. The Company’s gross margin rate improved to 33.8 percent of sales from 33.2 percent a year ago, while the selling, general, and administrative expense rate improved to 19.6 percent of sales from 20.4 percent.

“This quarter, in fact this entire year, has offered a perfect illustration of how building diversity into our business has helped us sustain record-setting growth over multiple quarters and years,” said Richard Johnson, President and Chief Executive Officer. “We have built strength across different banners and channels; we have a global footprint; we have excellent momentum in men’s, women’s, and kids’; and we have multiple legs to our product category stool, with leadership positions in basketball, running, and classic sneakers.”

Year-To-Date Results

Net income for the Company’s first nine months of the year increased to $383 million, or $2.71 per share, compared to net income of $374 million, or $2.55 per share, for the corresponding period in 2014. Excluding the litigation charge noted above, earnings per share for the first nine months totaled $3.14, a 22 percent increase over the same period last year.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Year-to-date sales were $5,405 million, an increase of 3.1 percent compared to sales of $5,240 million in the corresponding nine-month period of 2014. Year-to-date comparable store sales have increased 8.7 percent.
Excluding the effect of foreign currency fluctuations, total sales year-to-date have increased 8.9 percent.

Financial Position

At October 31, 2015, the Company’s merchandise inventories were $1,336 million, 0.9 percent higher than at the end of the third quarter last year. Using constant currencies, inventory increased 4.5 percent.

The Company’s cash totaled $878 million, while the debt on its balance sheet was $131 million. The Company spent $110.6 million to repurchase 1.56 million shares during the quarter and paid its quarterly stock dividend of $0.25, spending $35 million.

“We continue to manage inventory carefully, and we are heading into the holidays with very fresh and distinctive assortments to drive full-price selling,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “Foot Locker also has a very strong balance sheet and a well-funded pension plan. Our pension plan is sufficiently funded today to absorb a $100 million liability resulting from this litigation without requiring any cash contributions by the Company to the plan in the near term. This charge does not change our ability to invest in the business to reach the 2020 goals we laid out at the beginning of the year, and to return cash to shareholders in the same manner as we intended to before this accrual.”

Store Base Update

During the third quarter, the Company opened 30 new stores, remodeled or relocated 48 stores, and closed 16 stores. As of October 31, 2015, the Company operated 3,432 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 48 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 16 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EST) today, November 20, 2015, to review these results, provide comments on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 1-800-954-0597 (U.S. and Canada) or +44 203-300-0096 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through December 4, 2015.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2014 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended October 31, 2015 and November 1, 2014

(In millions, except per share amounts)

	Third Quarter 2015	Third Quarter 2014	YTD 2015	YTD 2014
Sales	$1,794	$1,731	$5,405	$5,240

Cost of sales	1,187	1,157	3,575	3,495
SG&A	352	353	1,028	1,051
Depreciation and amortization	38	34	109	106
Litigation and impairment charges	100	-	100	3
Interest expense, net	1	1	3	3
Other Income	(1)	(1)	(2)	(3)
	1,677	1,544	4,813	4,655

Income before taxes	$117	$187	$592	$585
Income tax expense	37	67	209	211
Net income	$80	$120	$383	$374

Diluted EPS	$0.57	$0.82	$2.71	$2.55

Weighted-average diluted shares outstanding	140.9	145.7	141.4	146.6

Reconciliation of GAAP to Non-GAAP results	Third Quarter 2015		Third Quarter 2014		YTD 2015		YTD 2014
	After		After		After		After
	Tax	EPS	Tax	EPS	Tax	EPS	Tax	EPS

GAAP net income	$80	$0.57	$120	$0.82	$383	$2.71	$374	$2.55

After-tax adjustments:
Litigation expense (1)	61	0.43	-	-	61	0.43	-	-
Impairment and other charges (2) (3)	-	-	1	0.01	-	-	4	0.03

Non-GAAP results	$141	$1.00	$121	$0.83	$444	$3.14	$378	$2.58

Footnotes to explain adjustments

(1)	The Company’s reasonable estimate of the litigation expense is a range between $100 million and $200 million, with no amount within that range more probable than any other amount. Therefore, in accordance with U.S. GAAP, the Company recorded a $100 million pre-tax charge in the third quarter. In light of the uncertainties in this matter, there is no assurance that the ultimate resolution will not differ from the amount currently accrued by the Company.
(2)	Includes $1 million and $2 million of integration costs associated with the Runners Point Group for Q3 2014 and YTD 2014, respectively.
(3)	For YTD 2014, also includes the impairment of a trade name in Ireland acquired in 2004 and the CCS trade name.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	October 31, 2015	November 1, 2014
Assets

CURRENT ASSETS
Cash and cash equivalents	$878	$916
Merchandise inventories	1,336	1,324
Other current assets	277	244
	2,491	2,484

Property and equipment, net	669	613
Deferred tax assets	256	237
Other assets	285	284
	$3,701	$3,618

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$258	$287
Accrued and other liabilities	407	358
Current portion of capital lease obligations	1	3
	666	648

Long-term debt and obligations under capital leases	130	132
Other liabilities	358	236
SHAREHOLDERS’ EQUITY	2,547	2,602
	$3,701	$3,618

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 31, 2015	Opened	Closed	October 31, 2015	Relocations /Remodels
Foot Locker US	1,015	7	25	997	46
Foot Locker Europe	603	10	6	607	25
Foot Locker Canada	126	1	2	125	6
Foot Locker Asia Pacific	91	3	1	93	5
Lady Foot Locker/SIX:02	213	11	22	202	-
Kids Foot Locker	357	23	7	373	36
Footaction	272	9	9	272	14
Champs Sports	547	8	5	550	35
Runners Point	116	9	1	124	1
Sidestep	83	7	1	89	-
Total	3,423	88	79	3,432	168

Selling and gross square footage are as follows:

	January 31, 2015		October 31, 2015
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,494	4,298	2,496	4,309
Foot Locker Europe	846	1,839	858	1,882
Foot Locker Canada	270	422	277	432
Foot Locker Asia Pacific	125	204	126	206
Lady Foot Locker/SIX:02	299	501	288	485
Kids Foot Locker	529	912	593	1,014
Footaction	789	1,258	800	1,300
Champs Sports	1,913	2,927	1,939	2,964
Runners Point	143	244	159	260
Sidestep	75	129	83	140
Total	7,483	12,734	7,619	12,992

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